Exhibit 5.1

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103-7301
215.851.8100
Fax 215.851.1420

December 8, 2005

National Penn Bancshares, Inc. Reading and Philadelphia Avenues Boyertown, PA 19512
Re:  National Penn Bancshares, Inc. — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to National Penn Bancshares, Inc. a Pennsylvania corporation (the “Company”), in connection with the preparation of the subject Registration Statement on Form S-4, File No. 333-129500 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 3,627,592 shares (the “Shares”) of the Company's common stock, without par value, in connection with the merger of Nittany Financial Corp., a Pennsylvania corporation (“Nittany”), with and into the Company pursuant to the terms of the Agreement, dated as of September 6, 2005, by and between Nittany and the Company.

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto, certain records of the Company's corporate proceedings and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the Shares will be, when issued in the manner and for the consideration contemplated in the Registration Statement, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the Pennsylvania Business Corporation Law, as amended. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,

/s/ Reed Smith LLP